Exhibit 10.4

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment is entered into by and between Aquila, Inc., a Delaware corporation (the “Company”) and Richard C. Green, Jr. (“Executive”) this 7th day of November 2007.

WHEREAS, the Company and Executive are parties to an Employment Agreement dated October 1, 2002 (the “Agreement”) and the parties now desire to amend the Agreement to reflect the Agreement and Plan of Merger by and among the Company, Great Plains Energy Incorporated, Gregory Acquisition Corp. and Black Hills Corporation, dated February 6, 2007 and to comply with Section 409A of the Internal Revenue Code of 1986, as amended;

NOW, THEREFORE, in consideration of the mutual premises, covenants and agreements set forth below and other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Agreement is amended as follows:

A.        Subparagraphs (vi) under Section 5(b) and Section 5(c) are amended by striking the words “except to the extent provided in Section 7(b), . . .”

B.	Subparagraph (iii) under Section 5(c) is amended to read as follows:

(iii)      the Severance Benefits, payable in a lump sum within 30 days of the Date of Termination;

C.	A new Section 5A is added to read as follows:

5A.       Change in Control Payment. Notwithstanding any provision in this Agreement to the contrary, upon the closing of the Agreement and Plan of Merger by and among the Company, Great Plains Energy Incorporated, Gregory Acquisition Corp. and Black Hills Corporation, dated February 6, 2007 (the “GXP Transaction”), which the parties acknowledge and agree shall constitute a change in the ownership or effective control of the Company within the meaning of Section 409A of the Code and Treasury Regulation §1.409A-3(i)(5), and irrespective of whether or not Executive remains employed following the GXP Transaction, the Company shall pay to Executive a lump sum cash amount equal to the Severance Benefits that would be payable to Executive pursuant to Section 5(b) assuming that he were involuntary terminated without Cause immediately following the closing the GXP Transaction. The lump sum payment pursuant to this Section 5A shall be in lieu of the Severance Benefits under Section 5(b) and Section 5(c) of this Agreement and shall be paid as soon as administratively practicable following the closing the GXP Transaction.

D.        Section 7(b) is deleted in its entirety and the section is marked as “Reserved” for future use.

E.	Section 11(a) is amended by adding the following to the end of said Section:

Any Gross-Up Payment payable pursuant to this Section 11 shall be paid by the Company to Executive no later than the end of Executive’s taxable year next following Executive’s taxable year in which he remits the related taxes.

F.	The definition of “Additional Benefits” under Section 12 is amended to read as follows:

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“Additional Benefits” means an amount payable in a lump sum within 30 days after the Date of Termination, equal to thirty six (36) months times the employer-provided monthly cost for Executive’s health insurance coverage (medical, dental and vision) then in effect, grossed up for federal, state and local taxes at the maximum marginal rates.

G.	The definition of “Date of Termination” under Section 12 is amended to read as follows:

“Date of Termination” means the date Executive incurs a separation from service within the meaning of Section 409A of the Code and Treasury Regulation §1.409A-1(h).

H.	The definition of “Good Reason” under Section 12 is amended to read as follows:

“Good Reason” means any of the following if the same shall occur, without Executive’s express written consent:

(i)	A material diminution in Executive’s base compensation;

(ii)       A material diminution in Executive's authority, duties, or responsibilities, including a requirement that Executive report to a corporate officer or employee instead of reporting directly to the board of directors of the Company;

(iii)	A material diminution in the budget over which Executive retains authority;

(iv)      A material change in the geographic location at which Executive must perform the services for which he is employed (for this purpose, any relocation of more that 50 miles shall be deemed a material change); or

(v)       Any other action or inaction that constitutes a material breach by the Company under this Agreement.

Executive shall be required to provide notice to the Company of the existence of any of the foregoing conditions within 90 days of the initial existence of the condition, upon the notice of which the Company shall have a period of 30 days during which it may remedy the condition.

I.	The definition of “Payment Period” under Section 12 is deleted in its entirety.

J.	A new Section 13(h) is added to read as follows:

(h)        Compliance with Code Section 409A. Notwithstanding any provision in this Agreement to the contrary, this Agreement shall be interpreted, construed and conformed in accordance with Section 409A of the Code and regulations and other guidance issued thereunder. If on the date of Executive’s separation from service (as defined in Treasury Regulation §1.409A-1(h)) Executive is a specified employee (as defined in Code Section 409A and Treasury Regulation §1.409A-1(i)), no payment shall be made under this Agreement at any time during the 6-month period following the Employee's separation from service (but only if such payments provide for the "deferral of compensation" within the meaning of Treasury Regulation §1.409A-1(b) and after application of the exemptions provided in Treasury Regulation §§1.409A-1(b)(4) and 1.409A-1(b)(9)(iii)), and any amounts otherwise payable during such 6-month period shall be paid in a lump sum on the first payroll payment date following expiration of such 6-month period.

IN WITNESS WHEREOF, the undersigned parties have executed this Amendment as of the date first set forth above.

AQUILA, INC.

By:	/s/ Irvine O. Hockaday, Jr.
Title:	Chairman of Compensation and
Benefits Committee

EXECUTIVE

By:	/s/ Richard C. Green, Jr.

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